Exhibit 5.2

345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

December 20, 2023

BitFuFu Inc.

111 North Bridge Road, #15-01
Peninsula Plaza, Singapore 179098

Re:	BitFuFu Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by BitFuFu Inc., a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering, among other things, (i) an offering of 7,176,389 redeemable warrants (collectively the “Warrants”), each whole Warrant entitling its holder to purchase three-fourths of one Class A ordinary share of the Company, $0.001 par value, (the “Class A Ordinary Share”) at a price of $11.50 per share, and (ii) an offering of 7,176,389 rights (collectively the “Rights”), each right entitling its holder to receive one-twentieth (1/20) of one Class A Ordinary Share.

We have reviewed (i) the Warrant Agreement, dated November 17, 2021 (the “SPAC Warrant Agreement”) by and between Continental Stock Transfer & Trust Company (“CST”) and Arisz Acquisition Corp., a Delaware corporation (“ARIZ”), which will be merged with and into the Company, and the Supplemental Warrant Agreement filed with the Registration Statement entered into by the Company, ARIZ, and CST on December 19, 2023 (the “Supplemental Warrant Agreement,” and collectively with the SPAC Warrant Agreement, the “Warrant Agreements”), and (ii) the Rights Agreement (the “Rights Agreement”), dated November 17, 2021 by and between ARIZ and CST. We have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have also assumed the due authorization, execution and delivery of each of the Warrant Agreements and the Rights Agreement by the parties thereto. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, upon the effectiveness and closing of the Redomestication Merger (as defined in the Registration Statement), each of the Warrants issued pursuant to the terms of the Warrant Agreements and each of the Rights assumed under the Rights Agreement will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

BitFuFu Inc. December 20, 2023 Page 2

In providing such opinion, we have assumed that (i) pursuant to the Supplemental Warrant Agreement, the Company has assumed all rights, duties and obligations of ARIZ under the Warrant Agreements, effective upon the closing of the Redomestication Merger, including with respect to Section 4.5 thereof providing for the issuance of the Class A ordinary shares of the Company upon any exercise of the Warrants following the Redomestication Merger, and (ii) the effectiveness of the Redomestication Merger will result in the Company assuming all rights, duties and obligations of ARIZ under the Rights Agreement by operation of Cayman Islands law (save that the securities issuable thereunder shall be securities in the Company). In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) unconscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP